Exhibit 99.1

Contacts:	Rick Berry, Chief Financial Officer Sanders Morris Harris Group Inc. 713-993-4614

SANDERS MORRIS HARRIS GROUP
RAISES DIVIDEND 20%

HOUSTON – February 18, 2005 – Sanders Morris Harris Group Inc. (NASDAQ: SMHG) today announced that its Board of Directors has voted to increase its quarterly dividend from $0.0375 to $0.045 per share of common stock, a 20 percent increase over its prior level.  Consistent with this policy, the Board of Directors declared a first quarter 2005 cash dividend in the amount of $0.045 per share of common stock.  The dividend will be payable on April 15, 2005, to common shareholders of record at the close of business on April 1, 2005.

“This increase in the dividend payment to shareholders reflects our positive earnings outlook and strong balance sheet.  We have a substantial cash position and no long term debt, and believe we can achieve continued earnings growth in the future,” stated Ben T. Morris, Chief Executive Officer.

While Sanders Morris Harris intends to declare dividends in subsequent quarters, any future dividends will be at the discretion of the Board of Directors after taking into account various factors, including general economic and business conditions, tax considerations, its strategic plans, its financial results and condition, its expansion plans, any contractual, legal or regulatory restrictions on the payment of dividends, and such other factors the board considers relevant.

Sanders Morris Harris Group is a diversified financial services holding company based in Houston, Texas.  Its operating entities are Sanders Morris Harris, Charlotte Capital, Kissinger Financial Services, Pinnacle Trust Co., Salient Partners, Select Sports Group and SMH Capital Advisors.  Additional information is available at www.smhgroup.com.

In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the Company’s control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements which could affect the demand for the Company’s services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the Company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the Company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; and (11) demand for the Company’s service.  The Company does not undertake any obligation to update or revise any forward-looking statement.

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